TRANSFER AND ASSUMPTION AGREEMENT BETWEEN

THOMASVILLE NATIONAL BANK

AND

WAYNE SAVINGS COMMUNITY BANK

Dated as of July 2, 2012

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of July 2, 2012, by and between Thomasville National Bank (“TNB”), a national bank with authorized trust powers chartered under the laws of the United States, and Wayne Savings Community Bank (“WSCB”), an Ohio state savings and loan association with authorized trust powers.

Preamble

WHEREAS, as of the date hereof, WSCB holds the Designated Trust Accounts (as defined in Section 1.2 of this Agreement) as a trustee, advisor, agent, custodian, or other corporate fiduciary capacity;

WHEREAS, WSCB wishes to sell and transfer the Designated Trust Accounts to TNB, including (if any) designated retirement accounts with deferred taxation governed under Section 401 or 408 of the Code, and TNB wishes to purchase and assume the Designated Trust Accounts from WSCB, on the terms and conditions described in this Agreement;

WHEREAS, the Transfer does not represent the sale of all or substantially all of the assets of WSCB, nor is TNB purchasing any branch or office of WSCB, but only the Designated Trust Accounts, which accounts are limited to WSCB’s “trust business” in the state of Ohio and therefore are transferrable by WSCB to TNB pursuant to O.R.C. § 1111.08 (certain capitalized terms used in this Agreement are defined in Section 9.1 of this Agreement); and

WHEREAS, WSCB proposes to surrender its trust license and cease engaging in trust business after the Transfer to TNB under O.R.C. § 1111.08 has occurred.

NOW, THEREFORE, in consideration of the above recitals and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

The Transactions

Section 1.1 Transfer of Designated Trust Accounts.

On the Closing Date, WSCB shall sell, transfer, assign, and convey to TNB, and TNB shall purchase, receive, accept and assume, the Designated Trust Accounts and all their related account assets, liabilities, books, records and files held by WSCB as fiduciary (the “Transfer”). Upon the effective date of the Transfer, TNB shall automatically, by operation of Law pursuant to 12 C.F.R. § 9.7(e) and O.R.C. § 1111.08, become WSCB’s successor in interest (as successor fiduciary) and shall accept from WSCB, all rights, responsibilities, duties, powers, privileges, appointments, accounts, and designations of WSCB as trustee, fiduciary, agent, custodian and/or other fiduciary designation related to or associated with the Designated Trust Accounts and shall perform all the duties and exercise all the powers connected therewith or incidental to such fiduciary relationships in the same manner as if TNB had been originally designated as the fiduciary.

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Section 1.2 Designated Trust Accounts.

The trust, advisory, fiduciary, agent and custodial accounts and relationships to be acquired by TNB pursuant to this Agreement (the “Designated Trust Accounts”) are set forth on Schedule 1.2 hereof. The Parties agree that Schedule 1.2 shall be updated by TNB and WSCB as of the Closing Date in order to (i) delete those accounts and relationships that have affirmatively requested not to be subject to the Transfer, (ii) add such other accounts and relationships held by WSCB that WSCB and TNB mutually agree are to be added to Schedule 1.2, and (iii) delete those accounts, if any, which TNB desires not to be subject to the Transfer. In effecting the Transfer, WSCB shall, as soon as administratively practicable, take all reasonable and necessary steps to convey to TNB the title to all assets held in its capacity as a fiduciary in connection with the Designated Trust Accounts, as well as every other interest of, belonging to, or due WSCB as a fiduciary of the Designated Trust Accounts, and TNB (as successor fiduciary) shall assume, without personal liability or recourse, all debt obligations and liabilities owed, held, or due from WSCB as a fiduciary of the Designated Trust Account.

Section 1.3 Time and Place of Closing.

The closing (the “Closing”) of the transactions contemplated hereby shall take place at 10:00 a.m. on the fifth business day following the satisfaction of the conditions set forth in Article VI, or at such other time and date as the Parties, acting through their authorized officers, may mutually agree (the “Closing Date”). The Closing shall be held at the main office of WSCB, or such other location as may be mutually agreed upon by the Parties.

ARTICLE II

Representations and Warranties of WSCB

WSCB hereby represents and warrants to TNB as follows:

Section 2.1 Organization, Standing, and Power.

WSCB is an Ohio state savings and loan association duly organized, validly existing, and in good standing under the Laws of Ohio and has the power and authority to carry on its fiduciary business as now conducted in the State of Ohio and as relevant to the Designated Trust Accounts. WSCB has been granted trust powers by the Ohio Division of Financial Institutions and is licensed to engage in trust business under O.R.C. § 1151.348 and, as such, is a qualifying entity legally capable of transferring the Designated Trust Accounts to TNB pursuant to O.R.C. § 1111.08 (subject to obtaining any and all Required Consents). WSCB meets the definition of a “bank” under Section 202 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is, therefore, exempt from registration under the Advisers Act.

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Section 2.2 Authority of WSCB; No Breach by Agreement; No Rights Held.

(a) Subject to any regulatory approvals required by law and specifically set forth in Exhibit 2.2(a) of the WSCB Disclosure Memorandum, WSCB has the requisite power and authority necessary to execute, deliver and perform this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action in respect thereof on the part of WSCB and its officers. This Agreement represents a legal, valid, and binding obligation of WSCB, enforceable against WSCB in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally, and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

(b) Except as specifically set forth in Exhibit 2.2(b) of the WSCB Disclosure Memorandum, neither the execution and delivery of this Agreement by WSCB, nor the consummation by WSCB of the transactions contemplated hereby, nor compliance by WSCB with any of the provisions hereof, subject to receipt of the Required Consents (as defined in Section 5.2), will (i) conflict with or result in a breach of any provision of WSCB’s organizational charter, bylaws or other organizational documents, or (ii) result, now or through the passage of time, in a breach of WSCB’s contractual obligations and/or fiduciary duties or obligations to any third party or creditor related to a Designated Trust Account, or (iii) violate any Law or Order applicable to WSCB.

(c) Other than the WSCB Required Consents (as defined in Section 5.1) and as specifically set forth in Exhibit 2.2(a) of the WSCB Disclosure Memorandum, no notice to, filing with, or Consent of, any Regulatory Authority or third party is necessary for the consummation by WSCB of the transactions contemplated hereby, except for Consents which, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect on WSCB or any Designated Trust Account.

(d) WSCB and its Affiliates have no intellectual property or asset rights (by common law or otherwise, protectable or unprotectable) in and to the business trade or service name “Wayne Wealth Management” or any derivative thereof or in any other use of the county name “Wayne” when not combined with the word(s) “Savings,” “Community” and/or “Bank.” To the extent TNB conducts business in any other name or names (subject to the limitation set forth in this Section 2.2(d)), WSCB agrees (and shall cause any Affiliate to agree) to affirm this Section 2.2(d) (by reasonable documentation requested by TNB) as to such other name or names selected. So long as TNB adheres to the limitations set forth in this Section 2.2(d), WSCB agrees (and shall cause its Affiliates, or their respective successors and/or assigns, to agree) not to contest or claim any intellectual property or asset rights that are otherwise claimed by TNB or its Affiliates (or their respective successors and/or assigns) as to any name, marketing materials, tag lines, service marks or logos, or other protectable or unprotectable intellectual property or asset used in connection with TNB’s business or the Designated TNB Trust Office. This Section 2.2(d) shall survive the Closing Date perpetually without expiration.

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Section 2.3 The Designated Trust Accounts.

As to each Designated Trust Account:

(a) Such account is held by WSCB under proper authority as a fiduciary and, assuming TNB’s representations and warranties contained herein are true and correct, is transferable to TNB by operation of Law and without further judicial action or third-party consents or approvals (other than the Required Consents) pursuant to O.R.C. § 1111.08, and the governing account documents giving rise to WSCB’s fiduciary appointment do not prohibit such Designated Trust Account’s contemplated Transfer to TNB;

(b) Except as specifically set forth in Exhibit 2.3(b) of the WSCB Disclosure Memorandum, such account is a trust, fiduciary, agent, custodial and/or other fiduciary account created under a fiduciary relationship pursuant to which WSCB acts by fiduciary appointment recognized under Law and the associated trust instrument or agreement establishing such appointment;

(c) Except as specifically set forth in Exhibit 2.3(c) of the WSCB Disclosure Memorandum, such account only includes assets owned by or held by WSCB, as a fiduciary, and all liabilities and other obligations incurred by WSCB, as a fiduciary, are fully payable by or from assets held in such account;

(d) Except as specifically set forth in Exhibit 2.3(d) of the WSCB Disclosure Memorandum, such account does not impose any material obligation on WSCB in its capacity as a fiduciary, or subject WSCB in its capacity as a fiduciary, to any material liability or obligation other than as specifically (i) set forth in the associated trust instrument or agreement establishing the trust, fiduciary, agent, or custodial relationship related to such account, or (ii) imposed by applicable Law and expressly disclosed to TNB in writing;

(e) Except as specifically set forth in Exhibit 2.3(e) of the WSCB Disclosure Memorandum, such account is not subject to any requirement (as it pertains to qualifying to serve as such account’s fiduciary) that is related to geographic locale of account administration, including (without limitation) requirements as to jurisdiction of incorporation, location of principal office, or type of financial institution, or that may be related to any posting of a bond, financial institution size, level of assets under management, or any other expressed qualification that TNB would have to meet in order to be a successor fiduciary for such account;

(f) Except as specifically set forth in Exhibit 2.3(f) of the WSCB Disclosure Memorandum, such account is not subject to any general or specific provision set forth in the associated trust instrument or agreement establishing such account’s trust, fiduciary, agent, or custodial relationship that would prohibit the contemplated Transfer;

(g) Except as specifically set forth in Exhibit 2.3(g) of the WSCB Disclosure Memorandum, all necessary third party, governmental, regulatory or other notices, filings, reportings, elections, or disclosures have been made and are up to date in connection with such account, including (without limitation) any state, federal, or foreign tax returns.

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Section 2.4 Books and Records.

Except as specifically set forth in Exhibit 2.4 of the WSCB Disclosure Memorandum, all books, records and files related to the Designated Trust Accounts are complete in all respects and set forth sufficient information and detail pertaining to all interested parties, assets, liabilities and prior transactions of such Designated Trust Accounts and all material terms, conditions and obligations associated with the trust, fiduciary, agent, or custodial obligations and appointments resulting thereunder.

Section 2.5 Compliance with Laws.

(a) WSCB has the power and authority to serve as a corporate fiduciary, and has been properly appointed as fiduciary, in connection with the Designated Trust Accounts, and all fiduciary services performed by WSCB in connection therewith have been performed in compliance with applicable Laws, except for any noncompliance which would not reasonably be expected to have a Material Adverse Effect on WSCB or any Designated Trust Account.

(b) WSCB is not in violation of any Laws or Orders applicable to the Designated Trust Accounts.

Section 2.6 Legal Proceedings.

(a) Except as specifically set forth in Exhibit 2.6(a) of the WSCB Disclosure Memorandum, there is no Litigation pending, or, to WSCB’s Knowledge, threatened against WSCB, arising out of or related to the Designated Trust Accounts, except for (i) Litigation relating to matters in the ordinary course of business the expenses of which are only payable from the Designated Trust Accounts, or (ii) Litigation which would not reasonably be expected to have a Material Adverse Effect on WSCB or any Designated Trust Account.

(b) WSCB has provided TNB access to all third party and governmental correspondence or other notices of claims, disputes, or penalties arising out of or related to the Designated Trust Accounts. Notwithstanding the above, information contained in WSCB examination reports, inspection reports, and supervisory discussions, including any summaries or quotations, conducted by the Ohio Division of Financial Institutions and/or the Federal Deposit Insurance Corporation is confidential supervisory information and may not be disclosed to TNB without the express written permission of these Regulatory Authorities.

Section 2.7 Regulatory Matters.

WSCB has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any WSCB Required Consent.

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Article iii

Representations and Warranties of TNB

TNB hereby represents and warrants to WSCB as follows:

Section 3.1 Organization, Standing, and Power.

TNB is a national bank with trust powers duly organized and validly existing under the Laws of the United States, and has the power and authority to carry on its fiduciary business as now conducted.

Section 3.2 Authority; No Breach by Agreement.

(a) TNB has the power and authority necessary to execute, deliver and perform this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action in respect thereof on the part of TNB. This Agreement represents a legal, valid, and binding obligation of TNB, enforceable against TNB in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally, and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

(b) Neither the execution and delivery of this Agreement by TNB, nor the consummation by TNB of the transactions contemplated hereby, nor compliance by TNB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TNB’s organizational charter, bylaws or any resolution adopted by the board of directors or the shareholder of TNB, or (ii) subject to receipt of the Required Consents (as defined in Section 5.2), violate any Law or Order applicable to TNB, except for defaults, breaches, or violations which would not reasonably be expected to have a Material Adverse Effect on TNB.

(c) Other than TNB Required Consents (as defined in Section 5.2), no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by TNB of the transactions contemplated in this Agreement, except for Consents which would not reasonably be expected to have a Material Adverse Effect on TNB.

Section 3.3 Compliance with Laws.

Upon proper transfer from WSCB, and subject to WSCB’s representations and warranties contained herein being true and correct, TNB will have the power and authority to serve as a fiduciary in connection with the Designated Trust Accounts.

Section 3.4 Regulatory Matters.

TNB has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any Required Consents.

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ARticle iv

Conduct of Business Pending Consummation

Section 4.1 Affirmative Covenants of WSCB.

From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, unless the prior written consent of TNB shall have been obtained, and except as otherwise expressly contemplated herein, WSCB shall (A) continue to operate its fiduciary business, as it relates to the Designated Trust Accounts, in accordance with applicable Law and in the ordinary course, and (B) use its commercially reasonable efforts to preserve intact its fiduciary business, relationships and appointments insofar as they relate to the Designated Trust Accounts.

Section 4.2 Negative Covenants of WSCB.

From the date of this Agreement until the earlier of (i) the Closing Date or (ii) the termination of this Agreement, unless the prior written consent of TNB shall have been obtained, and except as otherwise expressly contemplated herein, WSCB covenants and agrees that it will not do or agree or commit to do, any of the following:

(a) take any action to transfer, terminate, or materially modify or amend, any fiduciary relationship involving or related to any Designated Trust Account except (i) in the ordinary course of business, or (ii) as required by applicable Law.

(b) incur any material liability or obligation with respect to any Designated Trust Account except (i) where payment of such liability or obligation is limited to the assets of such Designated Trust Account, (ii) incurred in the ordinary course of business, or (iii) where such liability or obligation will terminate on or before the Closing Date without penalty.

(c) other than communications to Regulatory Authorities, communicate to any third party, including (without limitation) any person related to a Designated Trust Account, regarding the Transfer or this Agreement without first obtaining the prior written consent of TNB.

Article v

Additional Agreements

Section 5.1 WSCB Required Consents.

As soon as practicable following the date hereof, WSCB shall use its best efforts to obtain any and all required approvals (or give any or all notices, as the case may be) to effectuate the Transfer under applicable Laws and regulations, including (without limitation) any document submittals and notices required under O.R.C. § 1111.08 or by any Regulatory Authority (the “WSCB Required Consents”).

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Section 5.2 TNB Required Consents.

As soon as practicable following the date hereof, TNB shall use its best efforts to obtain any and all required approvals (or give any or all notices, as the case may be) to effectuate the Transfer under applicable Laws or regulations (the “TNB Required Consents” and, together with the WSCB Required Consents, the “Required Consents”).

Section 5.3 Cooperation.

(a) Regulatory Matters. The Parties agree that they will consult with each other with respect to the obtaining of the Required Consents and each Party will use their best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority from whom a Required Consent is necessary for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any such Required Consent will not be obtained or that the receipt of any such Required Consent will delay a timely Closing Date.

(b) Transition of Designated Trust Accounts. The Parties shall fully cooperate with respect to notices and communications made both before and after the Closing Date to interested parties related to the Designated Trust Accounts which primarily arise from or are connected with the transactions contemplated herein, including, without limitation, the customer notifications contemplated by Section 5.9.

Section 5.4 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VI.

Section 5.5 Investigation and Confidentiality.

(a) From the date hereof until Closing, WSCB shall give TNB and its authorized representatives, subject to WSCB’s reasonable security requirements, access to the books, records and files referred to in Section 2.4 for further due diligence review, provided that any such access shall not interfere with the normal business and operations of WSCB.

(b)               TNB and each of its Affiliates shall not disclose or use any individually identifiable personal information (“Customer Privacy Information”) arising out of or related to the Designated Trust Accounts provided hereunder prior to the Closing Date, except as permitted by federal and state consumer privacy Laws applicable to financial institutions, and shall comply with all federal and state Laws, and TNB’s own formally adopted policies, in each case, applicable to TNB’s collection, use, disclosure, maintenance and transmission of such Customer Privacy Information.

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Section 5.6 Certain Additional Commitments and Undertakings.

(a) WSCB shall be solely responsible for paying any and all fees, costs and expenses related to the transfer of Designated Trust Account assets and liabilities to TNB and any termination fees, costs and expenses related to any accounting, investment platform, or other products/services (by contract or otherwise) utilized by WSCB in connection with its fiduciary business or the Designated Trust Accounts, including (without limitation) WSCB’s existing contracts or other agreements with the Persons specifically set forth in Exhibit 5.6(a) of the WSCB Disclosure Memorandum.

(b) TNB and WSCB shall enter into, at Closing, an Office Support and Referral Agreement substantially similar to the one set forth in Schedule 5.6(b) attached hereto. Under such agreement, the Designated Trust Accounts will be deemed to be referred accounts for which compensation will apply under the terms of the Office Support and Referral Agreement and Schedule 1.2 of this Agreement (as finalized on the Closing Date) shall satisfy the referral form requirement set forth in Section 1(f) of the Office Support and Referral Agreement.

(c) To the extent permitted by applicable Law, at Closing WSCB will assign, convey, or otherwise transfer to TNB any and all rights arising under any future fiduciary appointment or designation to act as trustee, advisor, fiduciary, agent or custodian under any document existing as of the date of this Agreement which would be classified, consistent with the characterization of the Designated Trust Accounts, as a fiduciary account. WSCB, at the request of TNB, shall sign any necessary or desired document evidencing to a third party of TNB’s appointment as a fiduciary in place of WSCB.

(d) TNB shall be permitted by WSCB to operate a trust office out of a WSCB branch or office in Wooster, Ohio (the “Designated TNB Trust Office”) and may operate its fiduciary business out of the Designated TNB Trust Office under the business trade name “Wayne Wealth Management” or such other name as may be desired by TNB, from time to time, and which is consistent with the limitations imposed by Section 2.2(d) hereof. Under the terms of the Office Support and Referral Agreement, WSCB shall be entitled to payment for, among other services, the use of the facilities and equipment required for operation of the Designated TNB Trust Office. WSCB understands and acknowledges that any and all intellectual property rights in and to the business name, marketing materials, tag lines, service marks, or other protectable intellectual property asset used in connection with TNB’s services or the Designated TNB Trust Office shall be solely held by TNB as the legal owner of such rights.

Section 5.7 Use of Marks.

(a) Except as contemplated by Section 5.6(d), the use of any trademarks, service marks, or logos of WSCB by TNB shall require the prior approval of WSCB.

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(b) The use of any trademarks, service marks, or logos of TNB by WSCB shall require the prior approval of TNB.

Section 5.8 Press Releases.

Except for any disclosures or filings required by applicable Law (including federal securities Laws), the Parties shall not, and shall cause their Affiliates not to, issue any press release or public announcement concerning the transactions contemplated hereby without obtaining the prior written approval of the text of the press release or public announcement of the other Party hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing, if any such disclosure or filing is being made by a Party in order to comply with federal securities Laws, at least two (2) business days prior to making any such disclosure or filing, the filing Party shall provide the other Party hereto with a draft of such disclosure or filing and an opportunity to comment thereon before such disclosure or filing is made, and the filing Party will consider in good faith any comments made by the other Party with respect to such disclosure or filing.

Section 5.9 Notice to Customers.

WSCB shall have the right to send notices (the form and context to be approved by TNB, which approval will not be unreasonably withheld, conditioned, or delayed) to the customers related to the Designated Trust Accounts on or prior to the Closing Date. The Parties shall jointly cooperate in good faith in the sending of any required and/or desired notifications to customers related to the Designated Trust Accounts immediately following the Closing informing such customers that the Closing has occurred and that WSCB is no longer the fiduciary for the Designated Trust Accounts.

Section 5.10 Tax Disclosure.

Notwithstanding anything to the contrary contained in this Agreement, the Parties (and each employee, representative or other agent of each Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

Section 5.11 Transfer of Records; Access and Information; Post-Closing Access.

(a) As soon as administratively practical following the Closing Date, WSCB shall furnish TNB with any and all material books, records, and files, including (without limitation) all trust instruments or agreements establishing the Designated Trust Accounts or that are related to the Designated Trust Accounts (the “Transferred Records”); provided that, WSCB may retain a copy of the Transferred Records in accordance with WSCB’s internal policies and requirements of Regulatory Authorities and applicable Law. Such Transferred Records shall be prepared, copied and delivered to TNB at WSCB’s expense and, once delivered, shall be the property of TNB and TNB may retain or destroy such Transferred Records as and when it sees fit in its sole discretion.

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(b) TNB shall, upon the request of WSCB, permit WSCB and its representatives reasonable access, to the extent then permitted by Law, at all reasonable times to the Transferred Records so long as TNB has continued to retain such records.

Section 5.12 Transfer of Assets; Instruments of Transfer.

The conveyance, transfer, assignment and delivery to TNB of the assets held in the Designated Trust Accounts shall be effectuated by usual and customary deeds, bills of sale, endorsements, assignments, drafts, checks, amendments and other instruments of transfer and conveyance in such form as TNB shall reasonably request. WSCB agrees to execute, acknowledge and deliver, in acceptable form, any instrument of conveyance or instrument of further assurance as may be necessary or desirable for perfecting in TNB, its designees, successors or assigns, title to the Designated Trust Accounts, their assets, or other related items thereof.

Section 5.13 Allocation of Fee Revenues Due to Timing of Transfer.

All Gross Fee Revenues with respect to Designated Trust Accounts which are allocable to a billing period which includes periods both before and after the Closing Date (including without limitation Gross Fee Revenues which are or have been paid to WSCB prior to the Closing Date) and without regard to whether such Gross Fee Revenues are collected by TNB or collected by WSCB or are payable in advance or payable in arrears, shall be apportioned between TNB and WSCB such that the amount of any such Gross Fee Revenues for any Designated Trust Account allocable to WSCB will be an amount equal to the total amount of such Gross Fee Revenues multiplied by the total number of days in such billing period prior to the Closing Date, divided by the total number of days in such billing period, and the balance of such Gross Fee Revenues shall be allocated to TNB. For purposes of this paragraph, the term “Gross Fee Revenues” shall mean any and all fees payable from or with respect to Designated Trust Accounts, excluding expense reimbursements (which without regard to when collected shall be allocated to the Party incurring the expense).

Promptly following the close of each billing period for Designated Trust Accounts which ends on or after the Closing Date and which includes a period or periods prior to the Closing Date, TNB will compute the amount of Gross Fee Revenues for such billing period allocable to WSCB and TNB, respectively, furnish to WSCB such information as it may reasonably request substantiating such allocation, and deliver to WSCB payment of any net allocation for such period due from TNB to WSCB or a statement for any net allocation for such period due from WSCB to TNB (which shall be payable by WSCB upon presentation, subject to resolution of any disputed items).

Section 5.14 Closed Accounts.

With respect to those trust, fiduciary, agency or custodial accounts of WSCB which are classified by WSCB as closed accounts and which are not Designated Trust Accounts as of the Closing Date (the “Closed Accounts” which term, for purposes of this Agreement, shall include accounts which are subsequently closed or are in the process of being closed), WSCB shall remain solely responsible for the performance of all duties and responsibilities of WSCB in all fiduciary capacities held by WSCB under instruments and documents creating and/or evidencing such fiduciary appointments of WSCB or otherwise defining the duties and responsibilities of WSCB with respect to the Closed Accounts (the “Trust Documents”). Regardless of any other provision to the contrary, the terms of this Agreement shall not result in TNB being or becoming a fiduciary after Closing for any account that is not a Designated Trust Account on the Closing Date.

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Article vi

Conditions Precedent to Obligations to Consummate

Section 6.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

(a) Regulatory Approvals. The Required Consents shall have been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.

(b) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal, as contemplated by this Agreement, (i) consummation of the Transfer, or (ii) the effectiveness of the transfer of the Designated Trust Accounts to TNB as successor fiduciary for the Designated Trust Accounts.

(c) Office Support Agreement. The Parties shall contemporaneously enter into an Office Support and Referral Agreement substantially similar to the one set forth in Schedule 5.6(b) attached hereto.

Section 6.2 Conditions to Obligations of TNB.

The obligations of TNB to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TNB pursuant to Section 9.6(a):

(a) Representations and Warranties of WSCB. The representations and warranties in Article II shall be true and correct in all material respects when made and at and as of the Closing Date with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be true and correct in all material respects only as of such date.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of WSCB to be performed, entered into, and/or complied with pursuant to this Agreement and the other agreements of WSCB or its Affiliates contemplated hereby prior to or on the Closing Date shall have been duly performed, entered into, and/or complied with in all material respects.

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(c) Certificates. WSCB shall have delivered to TNB (i) a certificate, dated as of the Closing Date and signed on its behalf by an authorized officer, to the effect that, to the best of his/her Knowledge, the conditions set forth in Section 6.1 as relates to WSCB and the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied, (ii) evidence, reasonably satisfactory to TNB, that WSCB has taken all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TNB and its counsel shall request in writing, and (iii) evidence, reasonably satisfactory to TNB, that the Transfer of the Designated Trust Accounts, as contemplated in Section 1.1, will effect succession of TNB as successor fiduciary for the Designated Trust Accounts without further judicial action or third party consent.

Section 6.3 Conditions to Obligations of WSCB.

The obligations of WSCB to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WSCB pursuant to Section 9.6(b):

(a) Representations and Warranties of TNB. The representations and warranties in Article III shall be true and correct in all material respects when made and at and as of the Closing Date with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be true and correct in all material respects only as of such date.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of TNB to be performed, entered into, and/or complied with pursuant to this Agreement and the other agreements of WSCB or its Affiliates contemplated hereby prior to or on the Closing Date shall have been duly performed, entered into, and/or and complied with in all material respects.

(c) Certificates. TNB shall have delivered to WSCB (i) a certificate, dated as of the Closing Date and signed on its behalf by an authorized officer, to the effect that, to the best of his/her Knowledge, the conditions set forth in Section 6.1 as relates to TNB and in Sections 6.3(a) and 6.3(b) have been satisfied, and (ii) evidence, reasonably satisfactory to WSCB, that TNB has taken all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSCB and its counsel shall request in writing.

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Article VII

Indemnification

Section 7.1 Agreement of WSCB to Indemnify.

Subject to the terms and conditions of this Article VII, WSCB agrees to indemnify, defend, and hold harmless TNB and each person or entity which controls TNB (within the meaning of Section 20(a) of the Securities Exchange Act of 1934, as amended, or Section 15 of the Securities Act of 1933, as amended), its subsidiaries and their respective directors, officers, agents and employees (collectively, the “TNB Indemnitees”) from, against, for, and in respect of any and all claims, demands, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and costs and expenses) (collectively referred to in this Article VII as a “Loss” or, in the aggregate, “Losses”) incurred by the TNB Indemnitees by reason of, resulting from, based upon, related to, or arising out of:

(a) the breach of any representation or warranty of WSCB contained in this Agreement;

(b) the breach of any covenant or agreement of WSCB contained in this Agreement; and

(c) the Designated Trust Accounts (and any assets or liabilities thereof), to the extent, but only to the extent, based upon actions, inactions, events, occurrences, or circumstances arising, happening, or occurring on or prior to the Closing Date which are not the result of any action or inaction of TNB (beyond its acceptance and consummation of the Transfer).

Section 7.2 Agreement of TNB to Indemnify.

Subject to the terms and conditions of this Article VII, TNB agrees to indemnify, defend, and hold harmless WSCB and each person or entity which controls WSCB (within the meaning of Section 20(a) of the Securities Exchange Act of 1934, as amended, or Section 15 of the Securities Act of 1933, as amended), its subsidiaries and their respective directors, officers, agents and employees (collectively, the “WSCB Indemnitees”) from, against, for, and in respect of any and all Losses incurred by the WSCB Indemnitees by reason of, resulting from, based upon, or arising out of:

(a) the breach of any representation or warranty of TNB contained in this Agreement;

(b) the breach of any covenant or agreement of TNB contained in this Agreement; and

(c) the Designated Trust Accounts, to the extent, but only to the extent, based upon actions, inactions, events, occurrences, or circumstances arising, happening, or occurring after the Closing Date which are not the result of any action or inaction of WSCB.

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Section 7.3 Indemnification Procedures.

A Person entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A Person obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”

(a) Third Party Claims. Within thirty (30) calendar days after an Indemnitee receives written notice by a third party of any actual or threatened third party claim (or within fifteen (15) calendar days if such notice is served upon the Indemnitee, or Indemnitee’s statutory agent, and applicable civil procedures provide for a time period less than thirty (30) calendar days in which a response should be made thereto) for which the Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Failure to so notify the Indemnitor will not relieve the Indemnitor from any liability for Losses under this Article VII except to the extent that such omission results in a failure of actual notice to the Indemnitor and the Indemnitor is materially damaged as a result thereof, and then, such relief shall be limited to the resulting actual damages. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action or to assume the defense thereof, and to settle or compromise such claim or action, provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee shall have the right to employ counsel to represent it if either (i) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have a Material Adverse Effect on such Indemnitee, or (ii) the Indemnitee has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within 45 days of the Indemnitee’s delivery of notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 7.3, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

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(b) Other Claims. Within one year after an Indemnitee sustains any Losses not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, specifying with reasonable detail the basis on which indemnification is being asserted and the amount of such Losses. If the Indemnitor does not notify the Indemnitee within thirty (30) calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Article VII, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Article VII and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Article IX of this Agreement.

Section 7.4 Limitations on Indemnification.

(a) TNB and WSCB, respectively, shall be entitled to indemnification for Losses under Section 7.1 or Section 7.2 only to the extent that the aggregate amount of such Losses exceed $5,000.00 (the “Threshold”) and then only for the amount in excess of such Threshold. In no event will TNB or WSCB be entitled to indemnification under Sections 7.1 or 7.2 for any Loss that individually is less than $250.00 and each such Loss will not be taken into account in determining whether the aggregate amount of Losses exceeds the Threshold.

(b)               The amount of any indemnifiable Loss or Losses incurred by any Indemnitee shall be reduced by the amount such Indemnitee recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Loss or Losses, and such Indemnitee shall use reasonable efforts to effect any such recovery.

Section 7.5 Survival of Representations, Warranties and Indemnification.

Unless expressly stated elsewhere in this Agreement, the representations and warranties contained in Articles II and III of this Agreement shall survive the Closing Date and expire on the sixth anniversary of the Closing Date. Article VII shall survive the Closing Date perpetually without expiration.

Article viiI

Termination

Section 8.1 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written agreement of TNB and WSCB; or

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(b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party or its Affiliates of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party;

(c) By either Party in the event any Consents required for consummation of the transaction are denied by the applicable Regulatory Authority, and the time period for appeals and requests for reconsideration has expired; or

(d) By either Party in the event that the transactions contemplated hereby shall not have been consummated by December 31, 2012, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(d).

Section 8.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement prior to any Closing pursuant to Section 8.1, this Agreement shall have no further effect as to its contemplated transactions, except that (i) the provisions of this Section 8.2 and Article IX, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from liability resulting from any breach by that Party of this Agreement prior to the date of termination or abandonment.

(b) If this Agreement is terminated as provided herein, each party shall (and shall cause its respective employees, agents, and representatives to) return to the party furnishing the same all information, documents, work papers, and other materials (regardless of whether in printed, electronic, or computerized form and including, without limitation, all copies and summaries thereof) of the other party, its customers, or the transactions contemplated hereby, whether obtained before or after the execution hereof, and all information received by either party hereto with respect to the business, operations, and customers of the other party (except information that is available to the public, other than through breach of this Agreement) shall not at any time be used for any business purpose by such party or disclosed by such party to any other person or entity, except as may be required by Law or by an administrative or judicial order and after (when reasonably able under the circumstances) giving written notice thereof to the other party.

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ARticle IX

Miscellaneous

Section 9.1 Definitions.

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“WSCB Disclosure Document” means the document delivered to TNB before the signing of this Agreement and identifying specific disclosures relevant to noted representations and warranties made by WSCB under Article II. The WSCB Disclosure Document is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any contract, Law, Order, or Permit.

“Exhibit” and “Schedule” means the respective exhibits and schedules referred to in this Agreement, copies of which are attached to this Agreement. Such exhibits and schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Knowledge” means, with respect to a party, those facts that are actually known (with no obligation of inquiry) by the party’s president, chief executive officer, chief financial officer, controller, chief operating officer, chief compliance officer, trust officer, or other persons having, acting in, and/or performing similar titles, capacities, and/or functions, respectively.

“Law” means any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated by any Regulatory Authority.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, or governmental or administrative action, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on the financial condition, results of operations or business of such Person, taken as a whole, or giving rise to foreseeable financial liability, but excluding effects attributable to (i) the announcement of this Agreement or the transactions contemplated hereby, (ii) changes in general economic or market conditions or prevailing interest rates, including, without limitation, changes affecting the industries in which such Person operates, or (iii) changes in Laws or accounting standards, principles or interpretations. This term shall mean, with respect to any Designated Trust Account, a material adverse effect on its assets and liabilities or TNB’s ability to serve as the successor fiduciary to WSCB upon effect of the Transfer, or giving rise to financial liability.

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“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Regulatory Authority.

“Party” means either WSCB or TNB, and “Parties” means both WSCB and TNB.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authority” means, collectively, the Office of the Comptroller, the Ohio Division of Financial Institutions, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over a Party or the Parties.

In addition, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
Agreement	Introduction
Advisers Act	2.1
Closed Accounts	5.14
Closing	1.3
Closing Date	1.3
Customer Privacy Information	5.5(b)
Designated Trust Accounts	1.2
Designated TNB Trust Office	5.6(d)
Gross Fee Revenues	5.13
Indemnitee	7.3
Indemnitor	7.3
Loss	7.1
WSCB	Introduction
WSCB Indemnitees	7.2
WSCB Required Consents	5.1
Required Consents	5.2
Threshold	7.4
TNB	Introduction
TNB Indemnitees	7.1
TNB Required Consents	5.2
Transfer	1.1
Transferred Records	5.11(a)
Trust Documents	5.14

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Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

Section 9.2 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including application fees, and fees and expenses of its own finders, financial or other consultants, investment bankers, accountants, and counsel.

Section 9.3 Survival of Provisions After Closing.

All covenants and agreements of the Parties hereto that contemplate performance after the Closing Date shall survive the Closing, including (without limitation) Articles VII, IX, and Sections 1.2, 5.3(b) and 5.6 through 5.14 of this Agreement. This provision 9.3 shall not limit or supersede any other survival clause that may specifically be provided for elsewhere (including, without limitation, Section 2.2(d) and Section 7.5) in this Agreement and any duplication of survivability language shall be read in its broadest sense and in a manner consistent with the intent to invoke the concept of survivability for the period specified or, if not specified, for the longest duration permitted under applicable Law.

Section 9.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 9.5 Amendments.

This Agreement may be amended only by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

Section 9.6 Waivers.

(a) Prior to or at the Closing Date, TNB, acting through any authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by WSCB, to waive or extend the time for the compliance or fulfillment by WSCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TNB.

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(b) Prior to or at the Closing Date, WSCB, acting through any authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by TNB, to waive or extend the time for the compliance or fulfillment by TNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WSCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WSCB.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 No Third-Party Beneficiaries.

Except as otherwise provided in this Agreement, nothing in this Agreement will confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party to this Agreement. All the terms and provisions of Section 7.1 will bind and inure to the benefit of and be enforceable by TNB Indemnitees and TNB, respectively, and all the terms and provisions of Section 7.2 will bind and inure to the benefit of and be enforceable by WSCB Indemnitees and WSCB, respectively.

Section 9.9 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

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WSCB:	Wayne Savings Community Bank 151 North Market Street Wooster, Ohio 44691 Facsimile Number: (330) 264-5908 Attention: Rod C. Steiger, CEO

TNB:	TNB: Thomasville National Bank P.O. Box 1177 Thomasville, GA 31799 Facsimile Number: (229) 227-9297 Attention: Joel Barrett

Section 9.10 Governing Law.

This Agreement will be construed, performed and enforced in accordance with the laws of the State of Georgia without giving effect to its principles or rules of conflict of Laws thereof to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, except as it relates to the application of trust or fiduciary Law of the State of Ohio that will apply pursuant to 12 C.F.R. § 9.7.

Section 9.11 Consent to Jurisdiction.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Georgia State court or Federal court of the United States of America sitting in the State of Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by Law, in such Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby against any Party to this Agreement or its properties in the courts of any jurisdiction.

(b) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Georgia State or Federal court. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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Section 9.12 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 9.13 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Section 9.14 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

Section 9.15 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.16 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.17 Waiver of Punitive and Other Losses and Jury Trial.

(a) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING FROM ACTION OR INACTION TAKEN BY A PARTY AFTER THE CLOSING DATE AND RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

THOMASVILLE NATIONAL BANK

By:	/s/ Joel W. Barrett
Name:	Joel W. Barrett
Title:	President – Trust Division

WAYNE SAVINGS COMMUNITY BANK

By:	/s/ Rod C. Steiger
Name:	Rod C. Steiger
Title:	CEO